Ex. 99.3
The following letter was sent to all employees of Alkermes on May 9, 2011.
All,
Early this morning, we announced an exciting, strategic transaction whereby Alkermes and Elan Drug Technologies (EDT), the profitable, world-class drug formulation and manufacturing business unit of Elan, will join together to form a new Irish company called Alkermes plc. The combination will immediately create one of the most exciting biopharmaceutical companies in the world.
Alkermes plc will have a combination of capabilities attained by few companies in this space: deep expertise in developing treatments for central nervous system (CNS) diseases, a portfolio of commercial products, world-class manufacturing know-how, a track record for developing innovative products based on proprietary technologies, and the global scale and financial strength for significant growth.
I am excited to lead Alkermes plc in the role of Chairman and CEO. Alkermes plc will be headquartered in Dublin, Ireland, and listed on the NASDAQ stock exchange. We will continue all of Alkermes’ existing operations at our facilities in Massachusetts and Ohio. In addition, we will acquire ownership of EDT’s operations in the U.S. and their extensive manufacturing facility in Athlone, Ireland, which will complement our existing facilities and expand our operations globally.
Alkermes plc will have one of the strongest product portfolios in the industry. The combined company will earn revenues from a diversified and extensive portfolio of 25 commercialized products, including five major commercial products with long patent lives driving future growth - VIVITROL®, RISPERDAL® CONSTA®, INVEGA® SUSTENNA®, AMPYRA® and, pending approval, BYDUREON™. Furthermore, the combined company will be immediately profitable on a cash earnings basis with growing revenues, enabling us to continue investment in our innovative pipeline of proprietary product candidates.
Today we announced the signing of an agreement to make this happen. Official closing will take a few months. The merger is not complete until we file appropriate documents with regulators and until certain regulatory agencies and Alkermes shareholders approve the transaction. Until that vote is made, which we expect will occur late this summer, life at Alkermes is business as usual, which means busy. For all of us, our current responsibilities, roles and objectives will be essentially unchanged.
Assuming the transaction closes successfully, Alkermes and EDT will go through an integration phase after the acquisition is completed, at which time we will work out a plan to fully leverage the capabilities of the combined companies. It is important for you to know that we see this combination as one of two complementary, highly successful and well-functioning companies. In transactions like this the first question people often ask is what will happen to my job? In this case it is very easy: we are not planning any layoffs in Massachusetts or Ohio resulting from this transaction. We see it as a platform for more growth.

Taking a step back, this is a moment that transforms the future for Alkermes. We have made a strategic decision that brings together the highly complementary elements of Alkermes and EDT: our products, CNS expertise, innovative drug development and manufacturing know-how. By doing this now, we position Alkermes for faster and more amplified growth than would have been immediately achievable as a standalone business.
I couldn’t be more excited and optimistic about the prospects for our future.
Richard Pops
CEO

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